EXHIBIT 99.1

Intelligent Systems Business Update

Company to Participate in Sidoti Investor Conference

NORCROSS, Ga., Jan. 11, 2021 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation [NYSE American: INS], the leading provider of innovative credit technology solutions and processing services to the financial technology and services market, announced today that a major customer has reached another license tier ahead of expectations continuing the strong demand from the third quarter of fiscal 2020. The Company also announced that it will be participating in the Sidoti Winter 2021 Investor Conference on January 13, 2021.

For the fourth quarter of fiscal 2020, the Company now expects to recognize license revenue of approximately $2 million which is comparable to the 2020 third quarter license revenue. When final numbers are reported in February, the full 2020 year is now expected to show continued year-over-year growth. As a result of capturing license revenue in the fourth quarter of 2020, the Company no longer expects to recognize license revenue in the first quarter of fiscal 2021.

Looking ahead, the Company still projects, from customer work currently in progress, additional significant license revenue in the second half of fiscal 2021.

“We are pleased to achieve this new level of license revenue ahead of expectations,” said Leland Strange, CEO of Intelligent Systems. “The timing of our license revenue can be difficult to predict as customers progress toward achieving new revenue tiers over time. We are very pleased with our 2020 performance as we overcame the challenges posed by COVID-19 to our workforce in addition to the insolvency of a large customer. We are confident in our ability to continue our growth in the new year as we leverage the infrastructure investments we made in 2020.”

Sidoti Winter Conference Participation

The Company also announced today that Chief Executive Officer, Leland Strange, and Chief Financial Officer, Matt White, will present at the Sidoti Winter 2021 Investor Conference on January 13, 2021 at 9:15 a.m. ET.

This presentation will be webcast and available at the following link: https://sidoti.zoom.us/webinar/register/WN_V4smiBHXSq-FAnZ5n54leQ

About Intelligent Systems Corporation
For over thirty-five years, Intelligent Systems Corporation [NYSE American: INS] has identified, created, operated and grown technology companies. The company’s principal operations are CoreCard Software, Inc. (www.corecard.com) and its affiliate companies. CoreCard provides prepaid and credit card processing services using its proprietary software solutions that it also licenses to others. CoreCard has designed and developed a comprehensive suite of software solutions that corporations, financial institutions, retailers and processors use to manage credit and debit cards, prepaid cards, private label cards, fleet cards, loyalty programs, and accounts receivable and small loan transactions. CoreCard's flexible and proven processing platform is being utilized in many countries in addition to the United States including Australia, Canada, China, the United Arab Emirates, France, Italy, Mexico, New Zealand, Singapore, South Africa and the United Kingdom. Further information is available on the company’s website at www.intelsys.com or by calling the company at 770-381-2900.

For further information, call
Matt White, 770-564-5504 or
email to matt@intelsys.com